EXHIBIT 99.1

NEWS RELEASE

Media Contact: Denise L. Bowler	WORLDWIDE LEADER IN BEARINGS AND STEEL
Manager – Communications Planning & Integration
(330) 471-3485
www.timken.com/media

Investor Contact:
Kevin R. Beck
Manager — Investor Relations
(330) 471-7181

The Timken Company Announces Sharp Increase
in Earnings on Record Sales

CANTON, OH – February 1, 2005 – The Timken Company (NYSE: TKR) today reported record 2004 sales of $4.5 billion, a 19 percent increase from the prior year. Timken achieved 2004 net income of $135.7 million or $1.49 per diluted share, up from $36.5 million or $0.44 per diluted share in 2003. Adjusted net income, which excludes the impact of special items, was $122.3 million or $1.35 per diluted share in 2004, compared to $56.0 million or $0.67 per diluted share in 2003.

     Commenting on 2004 results, James W. Griffith, president and CEO, said: “The strategic actions we have taken to improve our competitiveness enabled us to capitalize on the global industrial recovery and deliver improved performance. We achieved record sales and strong earnings growth over last year despite unprecedented high raw material costs. The rapid improvement in industrial market demand for our products that buoyed our performance in 2004 is continuing. Our momentum remains strong as we enter 2005, and we will be taking steps to

- more -

	Denise L. Bowler	Kevin R. Beck
	Mail Code: GNW-37	Mail Code: GNE-26
	1835 Dueber Avenue, S.W.	1835 Dueber Avenue, S.W.
	P.O. Box 6932	P.O. Box 6928
	Canton, OH 44706-0932 U.S.A.	Canton, Ohio 44706-0928 U.S.A.
THE TIMKEN COMPANY	Telephone: 330-471-3485	Telephone: 330-471-7181
	Facsimile: 330-471-4118	Facsimile: 330-471-2792
	e-mail: denise.bowler@timken.com	e-mail: kevin.beck@timken.com

further improve margins, customer service and productivity in the face of these strong markets.”

In 2004, the company:

•	Leveraged higher volume from the industrial recovery and implemented surcharges and price increases to recover high raw material costs. Including pro forma results for Torrington for the full year of 2003, sales were up 15 percent;

•	Continued the successful integration of Torrington, achieving pretax savings of approximately $80 million in 2004, one year ahead of the original target of 2005. The savings resulted from purchasing synergies, workforce consolidation and other integration actions;

•	Continued expansion in emerging markets. Completed construction of a joint-venture plant in Suzhou, China – the company’s fourth bearing plant in that country. Acquired the remaining interest in a bearing joint venture in Wuxi, China;

•	Divested certain non-strategic assets and completed two small acquisitions, enhancing industrial product and service capabilities;

•	Ended the year with total debt at $779 million. After deducting cash and cash equivalents, net debt was $728 million, compared to $706 million at the end of 2003. However, net debt to capital of 36.5 percent was lower than the 39.3 percent ratio at the end of 2003 as earnings strengthened the company’s equity base.

The 2004 reported income includes the following special items that are excluded from adjusted results:

•	$44.4 million of pretax income received under the Continued Dumping and Subsidy Offset Act (CDSOA), which requires that tariffs collected on dumped imports be directed to the industries harmed;

THE TIMKEN COMPANY

•	$6.3 million pretax income related to the sale of real estate and dissolution of operations in Duston, England;

•	$30.3 million of pretax charges related to the integration of Torrington;

•	$10.2 million pretax impairment charge in our Steel Group related to a facility closure; and

•	$6.9 million of pretax expense primarily associated with the sale of assets and businesses.

     Additionally, the company recognized a non-recurring benefit from tax planning strategies in the fourth quarter, which decreased the annual reported tax rate to 32 percent. The adjusted tax rate and assumed rate going forward remains at 38 percent.

     The impact to net income of all of the special items was $13.3 million of income.

     Fourth quarter results

     For the quarter ended December 31, 2004, sales were a record $1.2 billion, an increase of 16 percent from a year ago. Earnings per diluted share for the fourth quarter were $0.71, compared to $0.25 in the same period a year ago. Fourth quarter performance was driven by strong volume, operating performance and material cost recovery. Excluding special items, the company reported adjusted earnings per diluted share of $0.44, versus $0.26 per diluted share a year ago.

     Automotive Group Results

     In 2004, Automotive Group sales increased 13 percent to a record $1.6 billion. Adjusted to include pro forma results for Torrington for the full year of 2003, sales were up 7 percent. Sales grew due to increased light vehicle content from new products, medium and heavy truck market demand and favorable currency translation. Automotive Group earnings before interest and taxes (EBIT) in 2004 were $15.9 million, compared to $15.7 million in 2003. Profit improvement from sales growth and strong operating performance in 2004 was offset by high raw material costs.

THE TIMKEN COMPANY

     In the fourth quarter of 2004, the Automotive Group recorded sales of $391.6 million, a 5 percent increase from a year ago. The Automotive Group recorded a loss of $1.9 million in the fourth quarter of 2004, compared to EBIT of $8.3 million for the same period a year ago. The Group was negatively impacted by rising raw material costs, but continued to make progress in recovering these cost increases.

     Industrial Group Results

     Industrial Group 2004 sales increased 14 percent from the prior year to a record $1.7 billion. Adjusted to include pro forma results for Torrington for the full year of 2003, sales were up 10 percent. The increase was driven by higher demand, increased prices and favorable foreign currency translation. Many end markets recorded substantial growth, with the strongest increases in construction, agriculture, rail and general industrial equipment. The Industrial Group also benefited from growth in emerging markets, especially China.

     Industrial Group 2004 EBIT was $177.9 million, compared to $128.0 million in 2003.

     EBIT growth was due to leveraging increased volume, continued operating cost improvements and price increases.

     Industrial Group sales in the 2004 fourth quarter increased to $449.0 million, up 7 percent from the prior year with continued market strength. EBIT was $47.6 million, compared to $44.5 million a year ago, reflecting strong demand and higher productivity.

     Steel Group Results

     Steel Group 2004 sales, including inter-segment sales, were a record $1.4 billion, up 35 percent from 2003. The sales growth reflected record shipments as well as surcharges and price increases driven by higher raw material costs. Demand increased in all end markets, led by strong industrial market growth. The group dramatically improved profitability, achieving EBIT of

THE TIMKEN COMPANY

$54.8 million in 2004, versus a loss of $6.0 million in 2003. The improvement was due to volume, raw material surcharges and price increases.

     In the fourth quarter of 2004, Steel Group sales, including inter-segment sales, were $388.6 million, a 51 percent increase from the prior year driven by strong demand as well as surcharges and price increases to recover costs. Fourth-quarter EBIT was $32.2 million, compared to a loss of $4.2 million a year ago. Sales volume, cost recovery, capacity utilization and productivity drove the improved results.

     Outlook

     The company expects continued improvement in 2005 with estimated earnings per diluted share, excluding special items, of $1.70 to $1.85 for the full year and $0.38 to $0.43 for the first quarter. As a result of strategic actions, including the Torrington acquisition, the company has a more diversified product portfolio and increased capacity to capitalize on strong markets. Global industrial markets are expected to continue to grow, supporting strong performance in the Industrial and Steel Groups. North American light vehicle production is expected to be down slightly, while medium and heavy truck production is expected to grow but at a lower rate. All three business groups should see improved performance due to productivity, price increases and surcharges, which should recover a significant portion of material cost increases.

     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Tuesday, February 1, 2005 2:00 p.m. Eastern Time

All Callers	Live Dial-In: 706-634-0975
(Call in 10 minutes prior to be included)
Replay Dial-In through February 7, 2005: 706-645-9291
Conference ID: 3243197

Live Webcast:	www.timken.com

THE TIMKEN COMPANY

     The Timken Company (www.timken.com) is a leading global manufacturer of highly engineered bearings and alloy steels and a provider of related products and services with operations in 27 countries. The company reported record sales of $4.5 billion in 2004 and employed approximately 26,000 at year-end.

     Certain statements in this news release (including statements regarding the Company’s forecasts, beliefs and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements contained in the paragraph under the heading “Outlook” are forward-looking. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: uncertainties in both timing and amount, if any, of actual benefits realized through the integration of Torrington with Timken’s operations and the timing and amount of the resources required to achieve those results; the Company’s ability to mitigate the impact of higher material costs through surcharges and/or price increases and the possible loss of business that could result; the Company’s ability to respond to the rapid improvement in the industrial markets; and the impact on operations of general economic conditions, higher raw material and energy costs, fluctuations in customer demand and the Company’s ability to achieve the benefits of its ongoing programs, including the implementation of its manufacturing transformation and rationalization activities. These and additional factors are described in greater detail in the Company’s Prospectus Supplements dated February 11, 2003 and October 15, 2003 relating to the offerings of the Company’s common stock, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, in the Company’s 2003 Annual Report, page 58, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The Company undertakes no obligation to update or revise any forward-looking statement.

THE TIMKEN COMPANY

CONSOLIDATED STATEMENT OF INCOME	AS REPORTED				ADJUSTED (1)
(Thousands of U.S. dollars, except share data)	4Q 04	4Q 03	Year 04	Year 03	4Q 04	4Q 03	Year 04	Year 03
Net sales	$1,187,875	$1,021,825	$4,513,671	$3,788,097	$1,187,875	$1,021,825	$4,513,671	$3,788,097
Cost of products sold (2)	940,317	833,274	3,670,584	3,145,565	940,317	833,274	3,670,584	3,145,565
Integration/Reorganization expenses — cost of products sold	1,128	(7,126)	4,502	3,414	—	—	—	—

Gross Profit	$246,430	$195,677	$838,585	$639,118	$247,558	$188,551	$843,087	$642,532
Selling, administrative & general expenses (SG&A) (2)	157,045	133,185	565,400	491,217	157,045	133,185	565,400	491,217
Integration/Reorganization expenses — SG&A	5,778	12,114	22,523	30,500	—	—	—	—
Impairment and restructuring	9,436	16,418	13,434	19,154	—	—	—	—

Operating Income	$74,171	$33,960	$237,228	$98,247	$90,513	$55,366	$277,687	$151,315
Other expense	(11,964)	(5,309)	(30,964)	(13,689)	(11,964)	(5,309)	(30,964)	(13,689)
Special items — other income	36,876	21,325	42,952	23,522	—	—	—	—

Earnings Before Interest and Taxes (EBIT) (3)	$99,083	$49,976	$249,216	$108,080	$78,549	$50,057	$246,723	$137,626
Interest expense, net	(14,262)	(12,482)	(49,437)	(47,278)	(14,262)	(12,482)	(49,437)	(47,278)

Income (Loss) Before Income Taxes	$84,821	$37,494	$199,779	$60,802	$64,287	$37,575	$197,286	$90,348
Provision for income taxes	20,439	14,998	64,123	24,321	24,429	14,279	74,969	34,332

Net Income (Loss)	$64,382	$22,496	$135,656	$36,481	$39,858	$23,297	$122,317	$56,016

Earnings Per Share	$0.71	$0.26	$1.51	$0.44	$0.44	$0.26	$1.36	$0.68

Earnings Per Share-assuming dilution	$0.71	$0.25	$1.49	$0.44	$0.44	$0.26	$1.35	$0.67

Average Shares Outstanding	90,397,233	88,191,613	89,875,650	82,945,174	90,397,233	88,191,613	89,875,650	82,945,174
Average Shares Outstanding-assuming dilution	91,314,698	88,520,320	90,759,571	83,159,321	91,314,698	88,520,320	90,759,571	83,159,321

(1) “Adjusted” statements exclude the impact of impairment and restructuring, integration/reorganization and special charges and credits for all periods shown.

(2) The 2003 results include a reclassification of $7,496 from cost of products sold to selling, administrative and general expenses for Torrington engineering and research and development expenses to be consistent with Timken’s cost classification methodology.

BUSINESS SEGMENTS
(Thousands of U.S. dollars)	4Q 04	4Q 03	Year 04	Year 03
Automotive Group
Net sales to external customers	$391,585	$374,646	$1,582,226	$1,396,104
Impairment and restructuring	—	—	—	—
Integration/Reorganization expenses	—	—	—	—
Adjusted earnings before interest and taxes (EBIT) * (3)	($1,863)	$8,287	$15,919	$15,685
Adjusted EBIT Margin (3)	-0.5%	2.2%	1.0%	1.1%

Industrial Group
Net sales to external customers	$448,496	$417,881	$1,709,770	$1,498,832
Intersegment sales	454	356	1,437	837

Total net sales	$448,950	$418,237	$1,711,207	$1,499,669
Impairment and restructuring	—	—	—	—
Integration/Reorganization expenses	—	—	—	—
Adjusted earnings before interest and taxes (EBIT) * (3)	$47,636	$44,542	$177,913	$128,031
Adjusted EBIT Margin (3)	10.6%	10.6%	10.4%	8.5%

Steel Group
Net sales to external customers	$347,794	$229,298	$1,221,675	$893,161
Intersegment sales	40,794	27,985	161,941	133,356

Total net sales	$388,588	$257,283	$1,383,616	$1,026,517
Impairment and restructuring	—	—	—	—
Integration/Special expenses	—	—	—	—
Adjusted earnings before interest and taxes (EBIT) * (3)	$32,246	($4,217)	$54,756	($6,043)
Adjusted EBIT Margin (3)	8.3%	-1.6%	4.0%	-0.6%

*Automotive Group, Industrial Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(3) EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of our business segments and EBIT disclosures are responsive to investors.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
(Thousands of U.S. Dollars)	Dec 31, 2004	Dec 31, 2003
Short-term debt	$158,690	$121,194
Long-term debt	620,634	613,446

Total Debt	779,324	734,640
Less: cash and cash equivalents	(50,967)	(28,626)

Net Debt	$728,357	$706,014

Net debt	$728,357	$706,014
Shareholders’ equity	1,269,848	1,089,627

Net debt + shareholders’ equity (Capital)	$1,998,205	$1,795,641

Ratio of Net Debt to Capital	36.5%	39.3%

This reconciliation is provided as additional relevant information about Timken’s financial position. Management believes Net Debt is more representative of Timken’s indicative financial position, due to a temporary increase in cash and cash equivalents.

Reconciliation of GAAP net income and EPS — Basic and Diluted as previously disclosed.

This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and integration/reorganization costs, one-time gains/losses on sales of assets, Continued Dumping and Subsidy Offset Act (CDSOA) receipts and payments, loss on dissolution of subsidiary, and impact of lower income tax rate.

						Year
	4Q 04			4Q 03		04			03
(Thousands of U.S. dollars, except share data)	$		EPS	$	EPS	$		EPS	$	EPS
Net income	$64,382		$0.71	$22,496	$0.25	$135,656		$1.49	$36,481	$0.44

Pre-tax special items:
Integration expense — cost of products sold	1,128		0.01	2,785	0.03	4,502		0.05	13,325	0.16
Re-design of employee benefit plans	—		—	(7,040)	(0.08)	—		—	(7,040)	(0.08)
Integration expenses — SG&A	5,778		0.06	9,243	0.10	22,523		0.25	27,628	0.32
Impairment and restructuring	9,436		0.10	16,418	0.19	13,434		0.15	19,154	0.23
Special items — other (income) expense:
CDSOA repayment	—		—	—	—	—		—	2,808	0.03
CDSOA receipts, net of expenses	(36,686)		(0.40)	(68,367)	(0.77)	(44,429)		(0.49)	(68,367)	(0.82)
Gain on sale of real estate in UK	(22,509	) (4)	(0.25)	—	—	(22,509	) (4)	(0.25)	—	—
Loss on dissolution of British Timken	16,186	(4)	0.18	—	—	16,186	(4)	0.18	—	—
Loss on sale of business	5,399	(5)	0.06	—	—	5,399	(5)	0.06	—	—
Adoption of FIN 46 for investment in PEL	—		—	—	—	948	(6)	0.01	—	—
Loss (Gain) on sale of assets	734		0.01	1,111	0.01	734		0.01	(1,996)	(0.02)
Acquisition-related unrealized currency exchange gains	—		—	201	0.00	—		—	(1,696)	(0.02)
Prior restructuring accrual reversal	—		—		—	—		—		—
Impairment charge for investment in PEL	—		—	45,730	0.52	—		—	45,730	0.55
Other	—		—	—	—	719		0.01	—	—
Tax effect of special items	7,803		0.09	720	0.01	947		0.01	(10,011)	(0.12)
Impact of lower tax rate resulting from tax planning strategies	(11,793)		(0.13)	—	—	(11,793)		(0.13)	—	—

Adjusted net income	$39,858		$0.44	$23,297	$0.26	$122,317		$1.35	$56,016	$0.67

(4) During the fourth quarter of 2004, Timken sold the real estate previously owned by a subsidiary, British Timken, whose operations ceased in 2002. Timken is in the process of dissolving British Timken and fully accrued for the loss on dissolution, which related primarily to the cumulative foreign currency translation adjustment.

(5) During the fourth quarter of 2004, Timken sold its Kilian bearing business, which was acquired in the Torrington acquisition.

(6) In the first quarter of 2004, Timken adopted Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (FIN 46). Timken concluded that its investment in a joint venture, PEL, was subject to the provisions of FIN 46 and that Timken was the primary beneficiary of PEL. Accordingly, Timken consolidated PEL, effective March 31, 2004, which resulted in a charge to earnings related to the cumulative effect of change in accounting principle.

Calculation of Timken Company 2003 Pro forma Net Sales
(Thousands of U.S. Dollars)

	Year 04	Year 03
	Timken	Timken	Impact of
	Company, As	Company, As	Torrington	Timken Company,
	Reported	Reported	Acquisition (7)	Pro forma
Automotive Group
Net sales to external customers	$1,582,226	$1,396,104	$87,721	$1,483,825

Industrial Group
Net sales to external customers	$1,709,770	$1,498,832	$63,522	$1,562,354
Intersegment sales	1,437	837	—	837

Total net sales	$1,711,207	$1,499,669	$63,522	$1,563,191

Steel Group
Net sales to external customers	$1,221,675	$893,161	—	$893,161
Intersegment sales	161,941	133,356	—	133,356

Total net sales	$1,383,616	$1,026,517	—	$1,026,517

Consolidated
Net sales to external customers	$4,513,671	$3,788,097	$151,243	$3,939,340

(7) Impact of Torrington Acquisition represents Torrington sales for 2003 prior to the acquisition. Timken sales to Torrington prior to the acquisition have been excluded. This is consistent with the methodology used to calculate pro forma financial results in 2003. Allocation of net sales within the business groups was calculated using the ratio of first quarter 2003 net sales subsequent to the acquisition. Management believes this comparison is helpful for investors to evaluate twelve months 2004 sales compared to twelve months 2003 sales, as if Timken had acquired Torrington on January 1, 2003.

Reconciliation of Outlook Information -
Expected earnings per diluted share for the full year and first quarter exclude special items. Examples of such special items include impairment and restructuring, integration/reorganization expenses and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any additional payments under the CDSOA in 2005 and if so, in what amount. If we do receive any additional CDSOA payments, they will most likely be received in the fourth quarter.

CONSOLIDATED BALANCE SHEET	Dec 31	Dec 31
(Thousands of U.S. dollars)	2004	2003
ASSETS
Cash & cash equivalents	$50,967	$28,626
Accounts receivable	717,425	602,262
Deferred income taxes	90,066	50,271
Inventories	874,833	695,946

Total Current Assets	$1,733,291	$1,377,105
Property, plant & equipment	1,582,957	1,608,594
Goodwill	189,299	173,099
Other assets	432,954	530,991
Total Assets	$3,938,501	$3,689,789

LIABILITIES
Accounts payable & other liabilities	$520,258	$425,157
Short-term debt	158,690	121,194
Accrued expenses	353,923	508,205

Total Current Liabilities	$1,032,871	$1,054,556
Long-term debt	620,634	613,446
Accrued pension cost	473,204	424,414
Accrued postretirement benefits cost	494,262	476,966
Other non-current liabilities	47,682	30,780

Total Liabilities	$2,668,653	$2,600,162

SHAREHOLDERS’ EQUITY	1,269,848	1,089,627
Total Liabilities and Shareholders’ Equity	$3,938,501	$3,689,789

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended		For the year ended
	Dec 31	Dec 31	Dec 31	Dec 31
(Thousands of U.S. dollars)	2004	2003	2004	2003
Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$64,382	$22,496	$135,656	$36,481
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	54,073	62,839	210,989	208,851
Other	16,365	16,716	22,518	12,094
Impairment charges	10,154	55,967	10,154	55,967
Changes in operating assets and liabilities:
Accounts receivable	7,067	29,773	(114,264)	(27,543)
Inventories	(38,702)	46,449	(130,407)	33,229
Other assets	13,191	(13,441)	28,460	(30,229)
Accounts payable and accrued expenses	24,773	(21,293)	(25,275)	(83,982)
Foreign currency translation loss (gain)	948	3,648	2,690	(2,234)

Net Cash Provided by Operating Activities	$152,251	$203,154	$140,521	$202,634

INVESTING ACTIVITIES
Capital expenditures	($57,044)	($46,259)	($152,273)	($116,276)
Other	(1,154)	24,462	(1,451)	26,377
Proceeds from disposals of non-strategic assets	53,048	5,944	53,048	152,279
Acquisitions	874	(1,215)	(9,359)	(725,120)

Net Cash Used by Investing Activities	($4,276)	($17,068)	($110,035)	($662,740)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	($11,753)	($11,578)	($46,767)	($42,078)
Issuance of common stock	—	54,985	—	54,985
Issuance of common stock for acquisition	—	—	—	180,010
Net (payments) borrowings on credit facilities	(146,274)	(241,069)	26,367	208,928

Net Cash (Used) Provided by Financing Activities	($158,027)	($197,662)	($20,400)	$401,845

Effect of exchange rate changes on cash	$8,148	$2,159	$12,255	$4,837

Increase (Decrease) in Cash and Cash Equivalents	(1,904)	(9,417)	22,341	(53,424)
Cash and Cash Equivalents at Beginning of Period	$52,871	$38,043	$28,626	$82,050

Cash and Cash Equivalents at End of Period	$50,967	$28,626	$50,967	$28,626